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                                                                      EXHIBIT 23


The Board of Directors
Liberty Digital, Inc.:


We consent to the incorporation by reference in the registration statements (No. 333-44245, No. 333-86967, No. 333-30310) on Form S-8 of Liberty Digital, Inc.
(formerly TCI Music, Inc.) and subsidiaries of our report dated February 23, 2000, with respect to the consolidated balance sheets of Liberty Digital, Inc. as of December 31, 1999 and 1998, and the related statements of operations and comprehensive earnings, stockholders' equity and cash flows for the ten months ended December 31, 1999, two months ended February 28, 1999, year ended December 31, 1998 and the six months ended December 31, 1997, and the related statements of operations and comprehensive earnings, stockholders' equity and cash flows of DMX, LLC and subsidiaries (Predecessor) for the nine months ended June 30, 1997, which report appears in the Annual Report (Form 10-K) of Liberty Digital, Inc. for the year ended December 31, 1999.



                                      /s/ KPMG LLP




Los Angeles, California
March 30, 2000